Exhibit 99.1


Altra                                             Altra Industrial Motion, Inc.
 Industrial Motion                                14 Hayward Street
 The Power of Experience                          Quincy, MA  02171
                                                  Tel  617.328.3300
                                                  fax  617.479.6238


                ALTRA INDUSTRIAL MOTION ANNOUNCES RESULTS FOR THE
                               FIRST QUARTER 2006

QUINCY, MA -- MAY 19, 2006

Altra Industrial Motion, Inc. announced that net income for the first quarter ended March 31, 2006 was $4.1 million. First quarter 2006 net sales were $114.8 million, compared to $95.3 million in the first quarter of 2005 an increase of 20.4%. The gross profit for the first quarter of 2006 increased to 27.8% from 23.0% in the first quarter last year and first quarter 2006 operating income was $11.9 million compared to $5.0 million in the first quarter of 2005, an increase of 140.0%. Revenue performance was driven by the strength of several key markets including primary metals, energy, mining, turf & garden and user demand through our distribution partners.

Michael L. Hurt, CEO, said "We are very pleased with our first quarter results and accomplishments. The growth and cost reduction initiatives we implemented in 2005 are yielding excellent results and the businesses we acquired from Hay Hall are contributing as expected. The integration of the Hay Hall business units is progressing as planned and we are already starting to see the benefits some of the synergies we identified during due diligence."


                          Altra Industrial Motion, Inc.

                                                                          (Unaudited)
                                                                  ---------------------------
Statement of Operations Data:                             1st Quarter 2006          1st Quarter 2005
In Thousands of Dollars                                   (13 weeks ended)          (13 weeks ended)
                                                           March 31, 2006             April 1, 2005
                                                           --------------             -------------
Net sales                                                     $114,784                    $95,302
Cost of sales                                                   82,930                     73,402
                                                              --------                    -------

Gross profit                                                    31,854                     21,900
Selling, general and operating expenses                         19,931                     16,923
                                                              --------                    -------

Operating income                                                11,923                      4,977
Interest expense                                                 5,176                      4,262
Other (income)                                                    (159)                        --
                                                              --------                    -------
Income before taxes                                              6,906                        715
Income taxes                                                     2,822                        314
                                                              --------                    -------
Net income                                                      $4,084                       $401
                                                              ========                    =======

Other Financial Data:
Depreciation & amortization                                     $2,945                     $2,761
Non cash inventory step up costs                                  $984                     $1,699
Capital expenditures                                            $1,245                       $951

                          Altra Industrial Motion, Inc.

                                                                  (Unaudited)
                                                            ------------------------
Balance Sheet Data:                               March 31, 2006                  April 1, 2005
In Thousands of Dollars                           --------------                  -------------
Assets:
  Cash and cash equivalents                            $5,322                          $2,389
  Trade receivables, net                               68,535                          51,312
   Inventories, net                                    72,524                          56,225
   Property, plant and equipment, net                  73,243                          67,129

Liabilities:
  Current liabilities                                 $80,768                         $60,995
   Long-term debt                                     218,234                         158,954

Stockholder's equity                                  $32,824                         $41,686



The company will conduct an investor conference call to discuss its unaudited first quarter financial results on Monday, May 22, 2006 at 4:00 PM EDT. The public is invited to listen to the conference call by dialing 800.894.5910 domestically or 785.424.1052 for international access and asking to participate in the ALTRA conference call. A replay of the recorded conference call will be available from May 23, 2006 until May 29, 2006. To listen to the replay, dial
800.283.8520 domestically or 402.220.0870 for international access.

Altra Industrial Motion, Inc. is a leading multinational designer, producer and marketer of a wide range of mechanical power transmission products. The company brings together strong brands covering over 35 product lines with production facilities in six countries and sales coverage in over 70 countries. Our leading brands are Ameridrives, Boston Gear, Warner Electric, Formsprag Clutch, Industrial Clutch, Kilian, Marland Clutch, Nuttall Gear, Stieber and Wichita Clutch, Twiflex Limited, Bibby Transmissions, Matrix International, Inertia Dynamics and Huco Dynatork.

This press release includes statements which are forward looking within the meaning of applicable securities laws. These statements may include or imply projections of future performance that are based upon the company's expectations or assumptions. These expectations and assumptions, as well as the company's future performance, are subject to a number of risks and uncertainties. Factors that could cause actual results to differ from projected results are discussed in the company's Annual Report on Form 10-K filed with the Securities and Exchange Commission. Altra Industrial Motion, Inc. is under no obligation to, and expressly disclaims any obligation to, update or, alter its forward looking statements, whether as a result of new information, future events or otherwise.

                    SOURCE: Altra Industrial Motion documents

                                       ###

CONTACT INFORMATION:

David Wall
Chief Financial Officer
Phone: (617) 689-6380
Email: david.wall@altramotion.com